Mail Stop 3233
                                                          December 7, 2018


Via E-mail
Mr. Daniel J. D'Arrigo
Chief Financial Officer
MGM Resorts International
3600 Las Vegas Blvd. South
Las Vegas, NV 89109

       Re:    MGM Resorts International
              Form 10-K for the year ended December 31, 2017
              Form 10-Q for the quarterly period ended March 31, 2018 Filed March 1, 2018 and May 7, 2018, respectively
              File No. 001-10362

Dear Mr. D'Arrigo:

       We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.



                                                          Sincerely,

                                                          /s/ Shannon Sobotka

                                                          Shannon Sobotka
                                                          Staff Accountant
                                                          Office of Real Estate
                                                          & Commodities